Exhibit 99.1

August 9, 2010

ANGLO PLATINUM EARNS 51% INTEREST IN SOLITARIO'S PEDRA BRANCA
PLATINUM-PALLADIUM PROJECT, BRAZIL

Denver, Colorado: Solitario Exploration & Royalty Corp. (NYSE Amex: XPL; TSX: SLR) announced that Anglo Platinum Ltd. ("Anglo") has earned an additional 21% interest in Solitario's Pedra Branca platinum-palladium project in northeastern Brazil to bring its total interest in the project to 51%. Anglo earned this interest by completing its required funding for the $1.5 million 2010 exploration program, in addition to its previous 2009 $1.5 million funding. Anglo has now funded a total of $7.0 million since inception of our joint venture. Anglo Platinum, with over 2.0 million ounces of annual production, is the world's largest platinum producer accounting for nearly 40% of the world's production.

A 3,000 meter core drilling program is expected to begin at Pedra Branca by the end of September 2010. Drilling will focus on further defining known mineralization in the Cedro and Trapia areas and testing several new target areas north of the Curiu deposit and south of the Trapia prospects. These new targets have never been drill tested and represent potential new areas of mineralization.

All work conducted at Pedra Branca during 2010 will be funded by Solitario's venture partner, Anglo Platinum Ltd., through the jointly held Brazilian subsidiary, Pedra Branca Mineraxcao ("PBM") that owns 100% of the Pedra Branca mineral concessions. To date, Anglo Platinum has funded $7.0 million in exploration and has earned a 51% interest in PBM (Solitario owns 49%). Anglo Platinum can earn a further 9% interest in PBM (to 60%) by spending an additional $10 million over the next several years.

Chris Herald, President and CEO, stated, "We are very pleased with Anglo Platinum's decision to continue funding Pedra Branca, which we believe represents the most advanced pure platinum-palladium project in South America with over 300 holes drilled to date. The Pedra Branca project hosts eight separate deposits of shallow platinum-palladium mineralization. We continue to discover potential new areas of mineralization on our large 70,000-hectare property position."

About Solitario

Solitario is a gold, silver, platinum-palladium, and base metal exploration and royalty company actively exploring in Brazil, Mexico, and Peru. Besides Anglo Platinum, Solitario has significant business relationships with Votorantim Metais, Compania de Minas Buenaventura S.A.A. and Newmont Mining. Solitario has approximately US$15 million in cash and marketable securities. Solitario is traded on the NYSE Amex ("XPL") and on the Toronto Stock Exchange ("SLR"). Additional information about Solitario is available online at www.solitarioxr.com

FOR MORE INFORMATION, CONTACT:
Debbie Mino-Austin Director - Investor Relations	(800) 229-6827
Christopher E. Herald President & CEO	(303) 534-1030

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of Solitario's properties are subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, compliance with operating parameters established by such authorities and political risks such as higher tax and royalty rates, foreign ownership controls and our ability to finance in countries that may become politically unstable. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions, the United States Securities and Exchange Commission and other regulatory authorities.